EXHIBIT 5.01

RENKEMEYER, CAMPBELL & WEAVER LLP

7500 College Boulevard, Suite 900

Overland Park, Kansas 66210

May 11, 2003

AT&S Holdings, Inc.

3505 Manchester Trwy.

Kansas City, Missouri 64129

Ladies and Gentlemen::

      We have acted as counsel for AT&S Holdings, Inc., a Nevada corporation ("AT&S”), in connection with the preparation of Registration Statement on Form SB-2 to be filed by AT&S, with the Securities and Exchange Commission (the "Commission') pursuant to the Securities Act of 1933 (the "Act"). The Registration Statement relates to up to 100,000 shares (the "Shares") of common stock, par value $.001 per share (the "Common stock").

      We have examined such corporate records, certificates and other documents as we considered necessary or appropriate for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as copies. In examining agreements executed by parties other than AT&S, we have assumed that such parties had the power, corporate or other to enter into and perform all obligations thereunder and also have assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents, and the validity and binding effect thereof.

Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, the 100,000 shares of Stock to be issued and sold by the Company, when issued, sold and delivered in the manner and for the consideration stated in the Registration Statement and the Prospectus will have been duly authorized, legally issued, fully paid and nonassessable.

This opinion is intended solely for use in connection with issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose.

Furthermore, the opinion expressed herein is based upon a review of Nevada General Corporation Law, which includes, but is not limited to, relevant provisions in the Nevada Constitution, relevant statutory provisions and relevant reported judicial decisions interpreting those laws.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and with such state regulatory agencies in such states as may require such filing in connection with the registration of the stock for offer and sale in those states and to the reference under the caption "Legal Matters" in the prospectus included in the Company's registration statement.

                                        Very truly yours,

/s/  Renkemeyer, Campbell & Weaver LLP

                                        Renkemeyer, Campbell & Weaver LLP